Exhibit 99.1

QuintilesIMS Contacts:

Tor Constantino, QuintilesIMS Media Relations (tor.constantino@quintilesims.com)

+1.484.567.6732

Andrew Markwick, QuintilesIMS Investor Relations (andrew.markwick@quintilesims.com)

+1.973.257.7144

Colleen Goggins Joins QuintilesIMS Board of Directors

DANBURY, Conn., & RESEARCH TRIANGLE PARK, N.C. — July 25, 2017 — QuintilesIMS (NYSE:Q), a leading provider of information, technology solutions and contract research services to the life sciences industry, announced the appointment of Colleen Goggins to its board of directors, effective today. A senior executive at Johnson & Johnson for more than three decades, Goggins retired in 2011 after serving ten years on J&J’s Executive Committee and as the Worldwide Chairman of its Consumer Group. Under her leadership, the J&J global personal and healthcare portfolio, comprising many of the most recognized consumer brands and medicines in the world, grew to more than $16 billion in annual revenue.

“We are delighted that Colleen has accepted to join our board,” said Ari Bousbib, QuintilesIMS chairman and CEO. “She brings broad life sciences experience, a proven commitment toward improving public health and demonstrated leadership in developing and commercializing an array of therapies.”

Goggins is a member of the supervisory board of Bayer AG and a member of the board of directors of TD Bank Group. Goggins is also a member of the University of Wisconsin Foundation and serves on the boards of directors of the University of Wisconsin Center for Brand and Product Management, the Child Health Institute of New Jersey, the Institute of International Education, and New York City Meals-on-Wheels.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

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